Exhibit 99.1

NEWS

5350 Tech Data Drive

Clearwater, FL 33760

(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, February 7, 2007	TRADED: NASDAQ/NMS

Tech Data Corporation Appoints Thomas I. Morgan to Its Board of Directors

CLEARWATER, FL. – Tech Data Corporation today announced the appointment of Thomas I. Morgan to its board of directors. Mr. Morgan was elected to Tech Data’s board, effective immediately.

Mr. Morgan has successfully led companies in a variety of industries, including most recently Hughes Supply, Inc., a leading distributor of construction, repair and maintenance products, where he served as chief executive officer from May 2003 until March 2006 when the company was purchased by The Home Depot. Under his leadership, revenues of Hughes Supply expanded from $3.0 billion to $5.4 billion. Mr. Morgan joined Hughes Supply in 2001 as president and chief operating officer. Prior to that, he served as chief executive officer of EnfoTrust Network, Value America and US Office Products. Mr. Morgan began his career with Genuine Parts Company (GPC), where he held positions of increasing responsibility throughout the organization. He concluded his 22-year career with GPC in 1997 serving as executive vice president of S.P. Richards Co., a $1.1 billion subsidiary of GPC.

Mr. Morgan holds a bachelor’s degree in business administration from the University of Tennessee. He also serves on the boards of Rayonier, Inc., Waste Management and ITT Educational Services.

“We are pleased to have Thomas Morgan join Tech Data’s board of directors. His broad operating knowledge coupled with a track record of accomplished leadership will assist Tech Data’s continued advancement as a technology supply chain leader,” said John Y. Williams, chair of Tech Data’s governance and nominating committee. “His experience and knowledge of distribution operations make him a great addition to our board. We look forward to his contributions.”

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ GS/NMS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 107th on the FORTUNE 500(R), Tech Data generated $20.5 billion in net sales for its fiscal year ended January 31, 2006. For more information, visit www.techdata.com.

INVESTOR RELATIONS CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

Kristin Wiemer-Bohnsack, Director, Investor Relations and Shareholder Services

727-532-8866 (kristin.wiemer@techdata.com)